Exhibit 99.1

NEWS RELEASE

CPS ANNOUNCES SECOND QUARTER 2023 EARNINGS

▪	Revenues of $84.9 million compared to $82.0 million in the prior year period
▪	Pretax income of $18.6 million
▪	Net income of $14.0 million, or $0.55 per diluted share
▪	New contract purchases of $318.4 million

LAS VEGAS, NV, August 2, 2023 (GlobeNewswire) -- Consumer Portfolio Services, Inc. (Nasdaq: CPSS) (“CPS” or the “Company”) today announced earnings of $14.0 million, or $0.55 per diluted share, for its second quarter ended June 30, 2023. This compares to a net income of $25.3 million, or $0.91 per diluted share, in the second quarter of 2022.

Revenues for the second quarter of 2023 were $84.9 million, an increase of $2.9 million, or 3.5%, compared to $82.0 million for the second quarter of 2022. Total operating expenses for the second quarter of 2023 were $66.3 million compared to $47.8 million for the 2022 period. Pretax income for the second quarter of 2023 was $18.6 million compared to pretax income of $34.2 million in the second quarter of 2022.

For the six months ended June 30, 2023 total revenues were $168.0 million compared to $156.4 million for the six months ended June 30, 2023, an increase of approximately $11.6 million, or 7.4%. Total expenses for the six months ended June 30, 2023 were $130.9 million, an increase of $38.1 million, or 41.0%, compared to $92.8 million for the six months ended June 30, 2022. Pretax income for the six months ended June 30, 2023 was $37.0 million, compared to $63.5 million for the six months ended June 30, 2022, a decrease of $26.5 million. Net income for the six months ended June 30, 2023 was $27.8 million compared to $46.4 million for the six months ended June 30, 2022.

During the second quarter of 2023, CPS purchased $318.4 million of new contracts compared to $415.2 million during the first quarter of 2023 and $548.1 million during the second quarter of 2022. The Company's receivables totaled $2.910 billion as of June 30, 2023, an increase from $2.882 billion as of March 31, 2023 and an increase from $2.555 billion as of June 30, 2022.

Annualized net charge-offs for the second quarter of 2023 were 6.29% of the average portfolio as compared to 3.51% for the second quarter of 2022. Delinquencies greater than 30 days (including repossession inventory) were 11.72% of the total portfolio as of June 30, 2023, as compared to 9.71% as of June 30, 2022.

“We reported strong results for the second quarter,” said Charles E. Bradley, Chief Executive Officer. “We are seeing continued growth in our loan portfolio and interest income while achieving operating leverage improvement. In addition, our most recent securitization was very well received in the capital markets.”

Conference Call

CPS announced that it will hold a conference call on Thursday, August 3, 2023, at 3:00 p.m. ET to discuss its second quarter 2023 operating results.

Those wishing to participate can pre-register for the conference call at the following link https://register.vevent.com/register/BI282f193943fc4b5fb5e1a6e02aea184c. Registered participants will receive an email containing conference call details for dial-in options. To avoid delays, we encourage participants to dial into the conference call fifteen minutes ahead of the scheduled start time. A replay will be available beginning two hours after conclusion of the call for 12 months via the Company’s website at https://ir.consumerportfolio.com/investor-relations.

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About Consumer Portfolio Services, Inc.

Consumer Portfolio Services, Inc. is an independent specialty finance company that provides indirect automobile financing to individuals with past credit problems or limited credit histories. We purchase retail installment sales contracts primarily from franchised automobile dealerships secured by late model used vehicles and, to a lesser extent, new vehicles. We fund these contract purchases on a long-term basis primarily through the securitization markets and service the contracts over their lives.

Forward-looking statements in this news release include the Company's recorded figures representing allowances for remaining expected lifetime credit losses, its estimates of fair value (most significantly for its receivables accounted for at fair value), its provision for credit losses, its entries offsetting the preceding, and figures derived from any of the preceding. In each case, such figures are forward-looking statements because they are dependent on the Company’s estimates of losses to be incurred in the future. The accuracy of such estimates may be adversely affected by various factors, which include the following: possible increased delinquencies; repossessions and losses on retail installment contracts; incorrect prepayment speed and/or discount rate assumptions; possible unavailability of qualified personnel, which could adversely affect the Company’s ability to service its portfolio; possible increases in the rate of consumer bankruptcy filings, which could adversely affect the Company’s rights to collect payments from its portfolio; other changes in government regulations affecting consumer credit; possible declines in the market price for used vehicles, which could adversely affect the Company’s realization upon repossessed vehicles; and economic conditions in geographic areas in which the Company's business is concentrated. Any or all of such factors also may affect the Company’s future financial results, as to which there can be no assurance. Any implication that the results of the most recently completed quarter are indicative of future results is disclaimed, and the reader should draw no such inference. Factors such as those identified above in relation to losses to be incurred in the future may affect future performance.

Investor Relations Contact

Danny Bharwani, Chief Financial Officer

949-753-6811

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Consumer Portfolio Services, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2023	2022	2023	2022
Revenues:
Interest income	$82,637	$75,670	$162,699	$145,730
Mark to finance receivables measured at fair value	–	4,700	–	7,100
Other income	2,221	1,648	5,259	3,554
	84,858	82,018	167,958	156,384
Expenses:
Employee costs	21,147	20,591	43,180	42,743
General and administrative	11,783	8,280	23,180	16,511
Interest	35,706	18,771	68,465	35,171
Provision for credit losses	(9,700)	(8,000)	(18,700)	(17,400)
Other expenses	7,318	8,160	14,798	15,815
	66,254	47,802	130,923	92,840
Income before income taxes	18,604	34,216	37,035	63,544
Income tax expense	4,650	8,896	9,258	17,109
Net income	$13,954	$25,320	$27,777	$46,435

Earnings per share:
Basic	$0.67	$1.18	$1.35	$2.18
Diluted	$0.55	$0.91	$1.09	$1.66

Number of shares used in computing earnings per share:
Basic	20,866	21,370	20,643	21,296
Diluted	25,373	27,687	25,384	27,943

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Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30,	December 31,
	2023	2022
Assets:
Cash and cash equivalents	$7,081	$13,490
Restricted cash and equivalents	148,063	149,299
Finance receivables measured at fair value	2,618,420	2,476,617

Finance receivables	52,080	92,304
Allowance for finance credit losses	(5,721)	(21,753)
Finance receivables, net	46,359	70,551

Deferred tax assets, net	7,367	10,177
Other assets	26,588	32,634
	$2,853,878	$2,752,768

Liabilities and Shareholders' Equity:
Accounts payable and accrued expenses	$57,384	$55,421
Warehouse lines of credit	245,272	285,328
Residual interest financing	49,749	49,623
Securitization trust debt	2,225,072	2,108,744
Subordinated renewable notes	21,204	25,263
	2,598,681	2,524,379

Shareholders' equity	255,197	228,389
	$2,853,878	$2,752,768

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Operating and Performance Data ($ in millions)

	At and for the		At and for the
	Three months ended		Six months ended
	June 30,		June 30,
	2023	2022	2023	2022

Contracts purchased	$318.39	$548.13	$733.54	$958.09
Contracts securitized	362.87	430.00	732.73	760.00

Total portfolio balance (5)	$2,910.29	$2,554.85	$2,910.29	$2,554.85
Average portfolio balance (5)	2,903.99	2,469.95	2,880.29	2,371.72

Delinquencies (5)
31+ Days	10.25%	8.65%
Repossession Inventory	1.47%	1.06%
Total Delinquencies and Repo. Inventory	11.72%	9.71%

Annualized Net Charge-offs as % of Average Portfolio (5)	6.29%	3.51%	5.75%	3.54%

Recovery rates (2)	43.7%	56.7%	42.8%	58.8%

	For the				For the
	Three months ended				Six months ended
	June 30,				June 30,
	2023		2022		2023		2022
	$(3)	%(4)	$(3)	%(4)	$(3)	%(4)	$(3)	%(4)
Interest income	$82.64	11.4%	$75.67	12.3%	$162.70	11.3%	$145.73	12.3%
Mark to finance receivables measured at fair value	–	–	4.70	0.8%	–	0.0%	7.10	0.6%
Other income	2.22	0.3%	1.65	0.3%	5.26	0.4%	3.55	0.3%
Interest expense	(35.71)	-4.9%	(18.77)	-3.0%	(68.47)	-4.8%	(35.17)	-3.0%
Net interest margin	49.15	6.8%	63.25	10.2%	99.49	6.9%	121.21	10.2%
Provision for credit losses	9.70	1.3%	8.00	1.3%	18.70	1.3%	17.40	1.5%
Risk adjusted margin	58.85	8.1%	71.25	11.5%	118.19	8.2%	138.61	11.7%
Core operating expenses	(40.25)	-5.5%	(37.03)	-6.0%	(81.16)	-5.6%	(75.07)	-6.3%
Pre-tax income	$18.60	2.6%	$34.22	5.5%	$37.04	2.6%	$63.54	5.4%

(1) Includes allowance for finance credit losses and allowance for repossession inventory.
(2) Wholesale auction liquidation amounts (net of expenses) as a percentage of the account balance at the time of sale.
(3) Numbers may not add due to rounding.
(4) Annualized percentage of the average portfolio balance. Percentages may not add due to rounding.
(5) Excludes third party portfolios.

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